Exhibit C

EXECUTION VERSION

July 29, 2015

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

and

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

and

Citigroup Global Markets Inc.

390 Greenwich Street

New York, New York 10013

each as a Representative

Dear Sirs:

As an inducement to the Representatives to execute the Underwriting Agreement (the “Underwriting Agreement”), providing for a public offering of the common stock (the “Securities”) of Builders FirstSource, Inc., and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as representatives for the several underwriters named in Schedule A to the Underwriting Agreement (collectively, the “Representatives”), in each case other than (A) transfers of Securities as a bona fide gift or gifts, (B) distributions of Securities to limited partners, members or stockholders of the undersigned, (C) transfers of Securities by will or intestacy, (D) transfers of Securities to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (E) transfers of Securities to any immediate family member or other dependent, (F) transfers of Securities to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; provided that the undersigned notify the Representatives of such transfer, (G) transfers of Securities to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (F) above, (H) transfers of Securities pursuant to an order of a court or regulatory agency, (I) transfers of Securities from an executive officer to the Company upon death, disability or termination of employment, in each case, of such executive officer, (J) transfers of Securities acquired in open market or in an issuer directed share program, if any, (K) the pledge, hypothecation or other granting of a security interest in Securities to one or more banks or financial institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such Securities, provided that the undersigned or the Company, as the case may be, shall provide the Representatives prior written notice informing them of any public filing, report or announcement made by or on behalf of the Company or the undersigned with respect thereto, and (L) Securities to be sold by Warburg Pincus Private Equity IX, L.P. pursuant to the Underwriting Agreement; provided that (i) in the case of any transfer or distribution pursuant to clauses (A), (B), (D), (E), (F), (G), (I) and (K) above, each donee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph and (ii) in the case of any transfer or distribution pursuant to clauses (A) through (E), and (I) above, such transfer or distribution shall not be for value; and provided, further, that in the case of any transfer or distribution pursuant to clauses (A), (B), (D), (E), (F) and (G), during the period ending 60 days after the Public Offering Date (as defined below) no public reports or filings (including filings under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) reporting a reduction in beneficial ownership of Securities shall be required or voluntarily made . In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 60 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless each Representative waives, in writing, such extension.

Any Securities received upon exercise of options granted to the undersigned will also be subject to this Lock-Up Agreement.

Notwithstanding anything herein to the contrary, the undersigned may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act during the Lock-Up Period, and the Company may announce the establishment of such a plan, provided that no direct or indirect offers, pledges, sales, contracts to sell, sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Securities or any securities convertible into or exercisable or exchangeable for Securities may be effected pursuant to such plan during the Lock-Up Period.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions in this Lock-Up Agreement shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the above-referenced offering.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before August 31, 2015. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By: Warburg Pincus IX GP, L.P., its general partner

By: WPP GP LLC, its general partner

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

By:	/s/ David Barr
Name:	David Barr
Title:	Partner